Exhibit 10.5

Employee CONFIDENTIALITY,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Employee Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) is entered into as of the date of the execution of this Agreement and is effective as of _____________, 202___ (the “Effective Date”), by and between Miromatrix Medical Inc., (“Company”), and _______________ (“Employee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

1.1   “Confidential Information” means all nonpublic or proprietary information (in tangible or intangible form) arising from, relating to or in the possession of Company or any of its affiliates, Company’s or any of its affiliates’ business, or any Customer (defined below) of Company or any of its affiliates, including, but not limited to: software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, specifications; reports; information regarding products sold, distributed or being developed or regarding current and developing technology; information regarding vendors, customers, prospective customers, clients, and business contacts; prospective and executed contracts and subcontracts; marketing plans, sales plans, or any other plans and proposals developed or used by Company; information relating to Company’s present or future business plans; financial and accounting information; and information concerning Company Inventions.

1.2   “Company Inventions” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all ideas, methodologies, processes, inventions (whether patentable or not), discoveries, modifications, improvements, know how and technology; (ii) all works of authorship, copyrights, mask works, and applications and registrations therefor; (iii) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof; (iv) all designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, and applications and registrations therefor and all goodwill associated with any of the foregoing; (vi) all databases and data collections (including, but not limited to) knowledge databases; (vii) rights to uniform resource locators, web site addresses and domain names; (viii) all moral rights; (ix) Confidential Information, (x) any equivalent rights to any of the foregoing; and (xi) all rights to enforce any of the foregoing rights, including the right to sue for past damages that directly or indirectly arise from or relate to:

(a) Company’s business, technology, products, software, or services;

(b) work or research performed for Company by Employee or any other Company officer, employee, agent, contractor or subcontractor;

(c) the use of Company’s products, scientific methods, technology, equipment, software, or time; or

(d) access to Confidential Information.

1.3   “Competing Business” means a business which competes or is reasonably likely to compete with any business (i) which the Company conducts or proposes to conduct at any time during Employee’s service with the Company or (ii) any other business which the Company or any of its affiliates conducts or proposes to conduct, if Employee participated in the conduct of or planning for such business.

1.4   “Customer” means any present or past vendor, supplier, investor, customer, or business partner of the Company or any prospective vendor, supplier, investor, customer, or business partner of the Company with whom Employee has had contact during Employee’s service with the Company.

1.5   “Solicit” means to, directly or indirectly: (i) solicit the business or patronage of any Customer for any Competing Business; (ii) divert, entice, or otherwise take away from the Company the business or patronage of any Customer, or attempt to do so; or (iii) solicit or induce any Customer to terminate or reduce its relationship with the Company.

1.6   “Territory” means: (i) all counties in the State of Minnesota; (ii) all other states of the United States of America; and (iii) all other countries of the world in which the Company does business at any time prior to the date of the termination of Employee’s relationship with the Company.

1.7   “Restricted Period” means a period of twelve (12) months immediately following the termination of Employee’s employment or engagement by the Company for any reason or no reason, whether with or without cause or for any or no reason, at the option of either Company or Employee, with or without notice.

2.	Confidential Information.

2.1   Employee’s Use of Confidential Information. Employee will at all times during and after this Agreement, maintain the confidentiality of the Confidential Information.  Not limiting the foregoing, Employee will not, without Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Employee’s current work for Company; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Company unless such person or entity is authorized by Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by Company or becomes generally available to the public through some other proper course of events.  All Confidential Information prepared by or provided to Employee are and will remain Company’s property or the property of Company’s customer to which they belong.  Notice of Immunity under Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b):  Notwithstanding any other provision of this Agreement or any policy of the Company, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

2.2   Former Employers’ Confidential Information.  Employee will not improperly use or disclose to Company or any Company employee, agent or contractor any confidential or proprietary information (including the substance of any unpublished patent applications or invention disclosures) belonging to any former employer of Employee or any other person or entity to which Employee owes a duty of nondisclosure

2.3   Return of Material.  Upon request of Company or upon termination (whether voluntary or involuntary), Employee will immediately turn over to Company all Confidential Information, including all copies, and other property belonging to Company or any of its customers, including documents, disks, or other computer media in Employee’s possession or under his/her control.  Employee will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to Employee’s services to Company or any of its customers.

3.	Company Inventions.

3.1   Disclosure of Company Inventions.  Employee will promptly disclose to Employee’s supervisor and Company, or its designee, all Company Inventions that Employee has made, discovered, conceived, reduced to practice, or developed, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Company Invention, or any aspect of such Company Invention, has been described, committed to writing, or reduced to practice, in whole or part, by any other person.

3.2   Assignment of Inventions; Waiver of “Moral Rights”.  All Company Inventions created by Employee (solely or jointly with others) that are “works made for hire” (as that term is defined by applicable law) are owned by Company.  To the extent that any Company Inventions are not owned by the Company by operation of law, Employee hereby assigns to Company all right, title, and interest in and to such Company Inventions.  To the extent moral rights are not permitted to be assigned to Company by law, Employee hereby irrevocably waives, to the extent permitted by law, all rights under all laws (of the United States and all other countries) now existing or hereafter in effect, with respect to any and all Company Inventions, including without limitation: (i) all rights under the United States Copyright Act, or any other country’s copyright law, including but not limited to, any rights provided in 17 U.S.C. §§ 106 and 106A; and (ii) any rights of attribution and integrity or any other “moral rights of authors” existing under statutory, common or any other law.  The consideration for such assignment, waiver and the assistance required in this Section 3.3 and Section 3.4, is the normal compensation paid to Employee by virtue of his/her service to Company.

3.3   Additional Assistance. At no additional cost, whether during or after Employee’s employment with Company, Employee will promptly execute and deliver to Company all additional instruments or documents and perform any acts reasonably requested by Company to assist it in evidencing, obtaining, maintaining, defending and enforcing any rights and/or assignment of a Company Invention.  Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents or applications or to do all other lawfully permitted acts in furtherance of the purposes set forth above in this paragraph, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Company Inventions and improvements thereto with the same legal force and effect as if executed by Employee.

3.4   Pre-existing Inventions. Employee has listed on Schedule 1 all inventions and works of authorship related to Company’s business, that Employee created prior to employment with Company.  If Schedule 1 is left blank, Employee warrants that no such pre-existing inventions exist.  Except as provided herein, as between Employee and Company, Employee will retain all right, title and interest in and to such inventions and works of authorship.  Employee will promptly disclose to Company any modifications or improvements to any such prior inventions or works of authorship that fall within the definition of Company Invention (and assigns rights thereto to Company pursuant to Section 3.2).  In the event Employee, during the course of or resulting from employment with Company, uses, develops, or otherwise provides Confidential Information, Company Inventions or other works that incorporate or reasonable require the use any of Employee’s prior inventions or works of authorship, Employee hereby grants Company an unrestricted, royalty-free, perpetual, irrevocable, transferable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit any and all such inventions and works of authorship.

4.   Use of Company Equipment.  Employee will not use any of the Company’s equipment or facilities for any purpose other than in connection with the performance of services on behalf of the Company unless Employee receives prior written authorization from the Company.

5.	Restrictive Covenants.

5.1   Non-Solicitation of Customers.   During Employee’s employment with (or other affiliation with) Company and for the duration of the Restricted Period, Employee will not Solicit.

5.2   Non-Solicitation of Company Employees. During Employee’s employment with (or other affiliation with) Company and for the duration of the Restricted Period, Employee will not, directly or indirectly: (i) encourage or solicit any employee or consultant who worked for Company on the date of Employee’s termination to leave Company for any reason, nor will Employee solicit such person’s services; (ii) assist any other person or entity in such encouragement or solicitation; or (iii) otherwise interfere with the relationship any employee or consultant has with Company.

5.3   Non-Competition.  In order to protect Confidential Information, which would cause irreparable harm to Company if disclosed in violation of this Agreement, while employed by (or otherwise affiliated with) Company and for the duration of the Restricted Period, Employee will not, in every part of the Territory, without the prior written consent of Company: (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for; (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of; or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate with: (a) any Competing Business, (b) any business that is otherwise similar to the Company’s business, or (c) any business that inevitably will result in the disclosure or use of Confidential Information.  The covenants contained in this subsection will be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

5.4   Certain Acknowledgements by Employee. Employee acknowledges that: (i) Employee will derive significant value from the Confidential Information that Company will provide to Employee in order to enable Employee to optimize the performance of Employee’s duties to Company, and Employee will occupy a position of trust and confidence with Company; (ii) Employee’s fulfillment of the obligations contained in this Agreement are reasonable and necessary to protect the Confidential Information and the value and goodwill of the Company; (iii) Employee will not be precluded from gainful employment if obligated not to compete with the Company during the period specified in subsection 5.3 within the Territory as described above; and (iv)  Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement.

5.5   Duration of Covenant.  If Employee violates any covenant contained in this Section 5, the duration of such covenant so violated will be automatically extended for a period of time equal to the period of such violation.

6.   Supplemental Agreements and Policies.  Without limiting Employee’s obligations set forth herein, Employee will comply with Company’s then current policies and procedures (including, but not limited to, policies and procedures relating to Confidential Information).

7.   Survival.  Employee’s obligations under this Agreement will survive the termination of Employee’s employment with Company regardless of the reason for the termination and whether the termination was voluntary or involuntary on the part of the Employee.  Company is entitled to communicate Employee’s obligations under Sections 2, 3 and 5 to Employee’s future or potential employer.

8.   Remedies.  Each of the rights and remedies enumerated herein is independent of the other, and will be severally enforceable, and such rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In the event of any breach of any obligation under this Agreement, including obligations of confidentiality, non-solicitation, non-competition and disclosure of inventions, Company will suffer immediate and irreparable harm and damage and will not have an adequate remedy at law.  Upon any such breach or threatened breach, in addition to any and all legal remedies, Company will be entitled to obtain injunctive and all other appropriate relief from a court of competent authority in order to prevent or restrain any such breach or threatened breach by Employee or by Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for Employee, without being required to: (i) show any actual damage or irreparable harm; (ii) prove the inadequacy of its legal remedies; or (iii) post any bond or other security.  This Section may not be construed as an election of any remedy or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement.

9.   Entire Agreement.  This Agreement, the Schedule attached hereto and all supplemental agreements and policies pursuant to Section 6 sets forth the entire agreement between the parties and supersedes any and all prior agreements or representations, written or oral, of the parties with respect to the subject matter of this Agreement.  In the event of any conflict between any term of this Agreement and any term of any other agreement either written or oral, the terms of this Agreement will control, unless explicitly stated otherwise in the subsequent agreement.  If Employee signed or signs any other agreement(s) relating to or arising from Employee’s service to or employment with Company, provisions of such agreement(s) that do not directly conflict with a provision of this Agreement will not be affected, modified or superseded by this Agreement, but rather will remain fully enforceable according to their terms.

10.   Modification.  This Agreement can only be modified by a subsequent written agreement executed by Employee and a duly authorized officer of Company.

11.   Heirs and Assigns.  In light of the unique personal services to be performed by Employee hereunder, any purported or attempted assignment or transfer by Employee of this Agreement or any of Employee’s responsibilities or obligations hereunder will be void. The assignment and waiver of rights under this Agreement are irrevocable and binding on Employee’s heirs and assigns. Company in its sole discretion may assign this Agreement to any parent, subsidiary, affiliate or successor of Company without prior written consent of Employee.

12.   Governing Law and Venue.  The validity, enforceability, construction and interpretation of this Agreement are governed by the laws of the State of Minnesota.  In the event a dispute arises regarding this Agreement, the parties will submit to the jurisdiction of the federal and state courts of the State of Minnesota.  Employee expressly waives any objection as to jurisdiction or venue in the state and federal courts located in Hennepin County, Minnesota.

13.   Severability.  Subject to Section 5.3, if any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement will remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court will reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that Company be protected to the greatest extent allowed by law from unfair competition and/or the misuse or disclosure of Confidential Information and/or Company Inventions.

14.   At-Will Employment.  THIS AGREEMENT IS NOT A GUARANTEE OR PROMISE OF EMPLOYMENT FOR A DEFINITE PERIOD OF TIME, AND EMPLOYEE’S EMPLOYMENT WITH COMPANY IS “AT-WILL” AND MAY BE TERMINATED BY EITHER PARTY AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

Employee has carefully read and considered all provisions of this Agreement and acknowledges that all of the restrictions set forth herein are fair and reasonable and reasonably required to protect Company’s interests.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the Effective Date above.

Employee      MIROMATRIX MEDICAL INC.

Signature: ____ Print name: Date:	By: Print Name: Title: Date:

SCHEDULE 1
Pre-Existing Inventions